Exhibit 99.1
445 Pine Avenue, Goleta, CA 93117

FOR IMMEDIATE RELEASE
Contact: Charles G. Baltuskonis, EVP/CFO
Phone:	805-692-5821
E-mail:	cbaltuskonis@communitywestbank.com
URL:	http://www.communitywestbank.com
SYMBOL:	CWBC (NASDAQ)

Community West Bancshares Reports Earnings for 2007 First Quarter

Goleta, California, April 24, 2007 - Community West Bancshares (Company) (NASDAQ: CWBC), parent company of Community West Bank, today reported net income of $826,000, or $.14 per share diluted, for the quarter ended March 31, 2007 (2007 Q1), compared to $1,259,000, or $.21 per share diluted, for the quarter ended March 31, 2006 (2006 Q1).

Net Interest Income

Net interest income for the comparative quarters increased by $212,000.

Total interest income for the comparative quarters increased by $1,999,000. $1,801,000 of the increase is attributed to the strong comparative growth in interest-earning assets, primarily in the commercial real estate lending, SBA and manufactured housing portfolios, partially offset by the decrease in securitized loans; and, $198,000 of the increase is attributed to higher interest rates.

Interest expense on deposits for the comparative three-month period increased by $1,272,000. $639,000 of the increase is attributed to interest-bearing deposit growth and $633,000 is attributed to higher interest rates. Interest expense on borrowings increased $515,000, which is primarily volume-related.

Provision for Loan Losses

Overall, the general portfolio credit quality continues to be relatively stable and the Company continues to benefit from the low amounts of classified loans and net charge-offs.

Non-Interest Income and Non-Interest Expenses

Non-interest income decreased by $152,000 from 2006 Q1 to 2007 Q1, primarily from a decline in gains from loan sales.

Non-interest expenses increased by $689,000 in 2007 Q 1, due primarily to overall staff growth, including an additional branch location and further development of two other branches that were added in the past two years, lending production commissions and general promotional expenses.

BALANCE SHEET

The Company’s total assets increased to $551.1 million, or $34.5 million, at March 31, 2007 compared to $516.6 million at December 31, 2006.

Net loans increased by $21.3 million, from $451.6 million to $472.9 million, and combined liquid assets and investment securities increased by a net of $13.5 million.

On the funding side in 2007 Q1, deposits increased by $31.4 million, from $368.7 million to $400.1 million, while FHLB Advances increased by $3.0 million.

CAPITAL

As of March 31, 2007, the Company had $47.6 million in total shareholders’ equity, or 8.64% of consolidated total assets, and book value per share was $8.14.

DIVIDEND DECLARED

The Board of Directors announced that they have declared a quarterly dividend of $.06 per common share, payable May 19, 2007 to shareholders of record as of the close of business on May 5, 2007. At this quarterly rate, the annual dividend is equivalent to $.24 per common share.

COMMENTS FROM PRESIDENT AND CHIEF EXECUTIVE OFFICER

Lynda J. Nahra, President and Chief Executive Officer, noted: “In 2007 Q1, we continued to make progress in growing the Bank and developing our franchise. We remain focused on increasing core business lines, maintaining credit quality and improving our net interest margin despite the current yield curve and competitive environment.”

COMPANY OVERVIEW

Community West Bancshares is a financial services company with headquarters in Goleta, California. The Company is the holding company for Community West Bank, which has five full-service branch banking offices, in Goleta, Ventura, Santa Maria, Santa Barbara and Westlake Village. The principal business activities of the Company are Relationship banking, Mortgage lending and SBA lending, with loans originating in California, Alabama, Colorado, Florida, Georgia, North Carolina, Oregon, South Carolina, Tennessee and Washington.

See enclosed financial tables

Safe Harbor Disclosure

This release contains forward-looking statements that reflect management's current views of future events and operations. These forward-looking statements are based on information currently available to the Company as of the date of this release. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including, but not limited to, the ability of the Company to implement its strategy and expand its lending operations.

COMMUNITY WEST BANCSHARES
CONDENSED CONSOLIDATED INCOME STATEMENT
(unaudited)
(in 000's, except share and per share data)

	Quarter Ended March 31,
	2007	2006

Interest income	$11,048	$9,049
Interest expense	5,303	3,516
Net interest income	5,745	5,533
Provision for loan losses	285	181
Net interest income after provision for loan losses	5,460	5,352

Non-interest income	1,175	1,327
Non-interest expenses	5,199	4,510
Income before income taxes	1,436	2,169
Provision for income taxes	610	910

NET INCOME	$826	$1,259

Earnings per share:
Basic	$0.14	$0.22
Diluted	0.14	0.21

Weighted average shares:
Basic	5,824,121	5,766,716
Diluted	6,030,343	5,975,933

Selected average balance sheet items

Average assets	$535,398	$451,577
Average gross loans	468,527	385,498
Average deposits	385,221	340,251

COMMUNITY WEST BANCSHARES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in 000's, except share and per share data)

	March 31,	December 31,
	2007	2006

Cash and cash equivalents	$ 24,264	$ 11,343
Interest-earning deposits in other financial institutions	655	536
Investment securities	33,066	32,632
Loans:
Held for sale	82,852	75,795
Held for investment	394,144	379,703
Less: Allowance	(4,110)	(3,926)
Net held for investment	390,034	375,777
NET LOANS	472,886	451,572

Other assets	20,280	20,532

TOTAL ASSETS	$551,151	$516,615

Deposits	$400,130	$368,747
FHLB advances	98,000	95,000
Other liablities	5,422	6,048
TOTAL LIABILITIES	503,552	469,795

Stockholders' equity	47,599	46,820

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$551,151	$516,615

Shares outstanding	5,846,868	5,814,568

Book value per share	$8.14	$8.05

Nonaccrual loans	$7,099	$7,417
SBA guaranteed portion	(4,335)	(4,256)

Nonaccrual loans, net	$2,764	$3,161